Issuer Free Writing Prospectus dated February 5, 2021
Filed pursuant to Rule 433 of the Securities Act of 1933
Relating to the Preliminary Prospectus dated February 5, 2021
Registration Statement File No. 333-251528

Hancock Jaffe Laboratories, Inc.

NASDAQ:HJLI

**The Future Of
Vascular & Cardiothoracic
Surgery Today**

February 2021

Legal Disclaimers

This presentation contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are not statements of historical facts, but rather reflect HJLI's current expectations concerning future events and results. We may use the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements but do not always do so. Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this presentation.

This presentation uses HJL's registered trademarks and trade names, such as VenoValve® and CoreoGraft®. This presentation also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this presentation may appear without the ® and ™ symbols, but those references are not intended to indicate that HJLI will not assert, to the fullest extent under applicable law, its rights, or that the applicable owner will not assert its rights to these trademarks and trade names. HJLI does not intend its use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of HJL by, any other companies.

Any offering of securities will only be made by means of a registration statement (including a prospectus) filed with the U.S. Securities and Exchange Commission ("SEC"), after such registration statement becomes effective. No such registration statement has become effective, as of the date of this presentation. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Free Writing Prospectus

This presentation highlights basic information about us and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a Registration Statement on Form S-1/A (File No. 333-251528) with the SEC, including a preliminary prospectus dated February 5, 2021 (the "Preliminary Prospectus"), with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) and, when available, the final prospectus relating to the offering, and the other documents we have filed with the SEC, for more complete information about us and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling (212) 409-2000 or by email at prospectus@ladenburg.com.

Company Overview

HANCOCK JAFFE
LABORATORIES

Company Overview

➢ **Hancock Jaffe Laboratories is a clinical stage medical device company with a long history of developing successful medical devices. We are currently focused on developing products in the cardiovascular and venous market:**

- VenoValve® - A first-in-class device for a debilitating chronic disease that impacts 2.4 million patients in the U.S. with no effective treatment options; and
- CoreoGraft® - A revolutionary alternative to harvesting grafts for coronary artery bypass procedures.



VenoValve®



CoreGraft®

Indication	U.S. Market	Next Step
Chronic Venous Insufficiency ("CVI")	~2.4M patients (Reflux)[1]	Approval U.S. Pivotal Trial
Coronary Artery Bypass Graft ("CABG")	200,000 CABG surgeries / year[2]	First-in-Human Results



14,000 Square Foot Facility
HQ: Irvine, California

1. Yost, Mary, The Sage Group, Chronic Venous Disease, Epidemiology, Costs, and Consequences, 2016
2. Blakemore, Erin, Once Scary Bypass Surgery Has become Safer, Washington Post, February 25, 2018

VenoValve®

HANCOCK JAFFE LABORATORIES

Deep Venous CVI



Chronic Venous Insufficiency (CVI)

- Reflux - blood flows in the wrong direction
- Blood pooling in the lower leg
- Venous Hypertension
- Pain
- Ulceration
- Edema


Healthy Vein
Diseased Vein

Chronic Venous Insufficiency (CVI)

- ~2.4 Million people in the U.S. suffer from severe CVI due to reflux[1]
- The average CVI ulcer patient spends $30k / year on wound care ($30B direct medical cost)[2]
- 40% more workdays missed than healthy people[3]
- 1-Year ulcer recurrence 20% - 40%[1]



1. Yost, Mary, The Sage Group, Chronic Venous Disease, Epidemiology, Costs, and Consequences, 2016
2. Sachdev, Ulka, et. al. Suppressed Networks of Inflammatory Mediators Characterize Chronic Venous Insufficiency, Journal of Vascular Surgery: Venous and Lymphatic Disorders, May 2018
3. Rice, J. Bradford, Burden of Venous Leg Ulcers in the United States, Journal of Medical Economics, Volume 17, 2014

Today's Standard of Care



Compression Garment



Leg Elevation

VenoValve Implantation Procedure



VenoValve – First-in-Human Trial - Endpoints

- **Safety**
- **Reflux - backwards flow of blood measured via a duplex scan**
- **Venous Clinical Severity Score (VCSS)**
- **Visual Analogue Score (VAS) - Pain**

Safety - no device related issues

- 1 Seroma - aspirated
- Over anticoagulation - patient non-compliance
- 3 Minor wound infections
- 1 Occlusion (Patient 6) - patient non-compliance


REFLUX
Average Reduction 54%
3
2.5
2
1.5
1
0.5
0
Normal
Patient 1
Patient 2
Patient 3
Patient 4
Patient 5
Patient 6
Patient 7
Patient 8
Patient 9
Patient 10
Patient 11
Pre
30 Days
60 Days
90 Days
180 Days
365 Days



DISEASE SEVERITY (VCSS)
Average Reduction 56%
25
20
15
10
5
0
Patient 1
Patient 2
Patient 3
Patient 4
Patient 5
Patient 6
Patient 7
Patient 8
Patient 9
Patient 10
Patient 11
Pre-Op
30 Days
60 Days
90 Days
180 Days
365 Days


PAIN (VAS)
Average Reduction 76%
10
9
8
7
6
5
4
3
2
1
0
Patient 1
Patient 2
Patient 3
Patient 4
Patient 5
Patient 6
Patient 7
Patient 8
Patient 9
Patient 10
Patient 11
Pre-Op
30 Days
60 Days
90 Days
180 Days
365 Days



AVERAGE % IMPROVEMENTS
80%
70%
60%
50%
40%
30%
20%
10%
0%
Pre-Op
30 Days
60 Days
90 Days
180 Days
365 Days
Reflux
VCSS
VAS

VenoValve® – Venous Ulcer Healing



Before



After



Before



After



Before



After

VenoValve® – Changing Patients Lives


A single phrase is to exercise again, to live again.

VenoValve® – State of the Art Manufacturing and Testing



Manufacturing Flow Chart - VenoValve
Collection WI0036
Receiving QI0036
Rinsing & Processing MI0060
Crosslinking MI0061
Initial BCT MI0062
Selection MI0063
Dissection MI0064
Laser Cut MS0015-01 MS0030-01
Receiving QI0015-01 QI0030-01
Bending MI0015-02 MI0030-02
Electropolish & Passivated Off Site
Receiving QI0015-03 QI0030-03
Assembly & Inspection MI0065
Final BCT MI0066
Final Rinse & Packaging MI0066
Sterilization MI0067
Final Packaging & Labeling MI0068

17 Step Manufacturing Process



Clean Room



Valve 61020127 10mm
Standing Flex

Dye Injection Test



Particle Image Velocimetry

VenoValve® – U.S. Market Opportunity



50 Companies
50 Companies
30 Companies
22 Companies
10 Companies
HJLI Intervene
2.4 Million Addressable Market
790,000 *
450,000 *
200,000 **
180,000 ***
24,000 ****
Knee Replace.
Hip Replace.
Pacemaker
Heart Valve
AAA
VenoValve

*American Academy of Orthopedic Surgeons https://orthoinfo.aaos.org/en/treatment; **Leadless Pacemakers a Contemporary Review Journal of Geriatric Cardiology April 2018; ***iData Research Cardiac Surgery Market Analysis, Size, Trends United States 2020-2026 ; ****Fillinger MF, et al. Plenary Session 4: S4. Presented at: Society for Vascular Surgery Vascular Annual Meeting; June 8-11, 2016; Number of companies estimates based upon internal company research.

VenoValve® – Next Milestones

- **2021 Q1** — Pre-IDE Meeting FDA (January 11)
- **2021 Q1** — File Application U.S. Pivotal Trial
- **2021 Q2** — Site Initiation
- **2021 Q3** — FDA Approval U.S. Pivotal Trial
- **2021 Q3** — Pivotal Trial Patient Enrollment
- **2021 Q4** — Begin Pivotal Trial Implantations

CoreoGraft®

HANCOCK JAFFE
LABORATORIES

Coronary Artery Bypass Graft (CABG) – Standard of Care

➢ **Vein grafts are typically sourced from the leg or arm to revascularize the right side of the heart.**

- 55% of U.S. cardiac surgeries are CABG; ~200k procedures performed annually in the U.S.[1,2]
- 91% of CABG surgeries involve venous grafting[3]






Aorta
Left Main Coronary Artery
Vein Bypass Grafts
Left Circumflex
Left Anterior Descending
Right Coronary Artery

Shortcomings with Current Standard of Care
• Painful and Invasive
• Complication at site of harvest can be up to 24%[4]
• 10% - 40% short-term failure[5]
• Up to 75% failure at 10 years[6]

1. D'Agostino, et. al. , The Society of Thoracic Surgeos Adult Cardiac Surgery Database: 2018 Update on Outcomes and Quality
2. Blakemore, Erin, Once Scary Bypass Surgery Has become Safer, Washington Post, February 25, 2018
3. McKavanagh, Peter et. al.. Management and Prevention of Saphenous Vein Graft Failure: A Review, Cardiolody and Therapy 2017 Dec; 6(2): 203–223
4. Siddiqi, Mohammad, Saphenous Vein Harvest Wound Complications: Risk Factors, Identification, Prevention, and Management, Chronic Wound Care Management and Research, 2016:3 147-156
5. Lee, Michael et. al., Saphenous Vein Graft Intervention, Journal of the American College of Cardiology: Cardiovascular Interventions Vol 4 No. 8 August 2011: 831-43
6. Gaudino, Mario, et. al., The Choice of Conduits in Coronary Artery Bypass Surgery, Journal of the American College of Cardiology Vol 66 No. 15 October 2015 1729-37

CoreoGraft® – Pre-Clinical Results

➢ **6 Month Feasibility Study**

- All grafts open (patent)
- No thrombosis, aneurysms and degeneration, infection, lumen changes or other problems known to lead to graft failure
- Full Endothelialization


1 mm


0.2 mm

CoreoGraft® – First-in-Human Study

- FIH study in Paraguay
- 2 Patients implanted - October -December 2020
- Remaining patients scheduled for Q1 2021
- Follow-up visits 30, 90, 180 and 365 days post surgery.





CoreoGraft® – First-in-Human Study


2020-11-05 16:56:47
CAM 02
2020-11-05 11:57:07

CoreoGraft® – Next Milestones

2020 Q4	2021 Q1	2021 Q1	2021 Q2	2021 Q2	2021 Q3	2021 Q4
Surgeries Group 1 FIH Study	**Complete Patient Enrollment Group 2 FIH Study**	**Surgeries Group 2 FIH Study**	**90 Day Results Group 1 FIH Study**	**30 Day Results Group 2 FIH Study**	**180 Day Results Group 1 FIH Study**	**FDA Meeting**

CoreoGraft® – Market Opportunity

U.S. Market

- CABG is approximately 55% of all cardiac surgeries.[1]
- Global bypass graft market procedures estimated to be $16 Billion in 2020[2]

Patients with no other Options

- Systemic arterial/venous disease
- Breast cancer survivors
- Too frail for SVG harvest
- Redo CABG patients



Other Procedures 16%
Aortic Aneurysm Surgery 4%
AVR + MVR 1%
MV Repair + CABG 2%
MVR + CABG 1%
AVR + CABG 5%
MV Repair 4%
MVR 3%
Isolated AVR 9%
CABG 55%

AVR = aortic valve replacement
CABG = coronary artery bypass grafting
MV = mitral valve
MVR = mitral valve replacement

1. D'Agostino, et. al. , The Society of Thoracic Surgeos Adult Cardiac Surgery Database: 2019 Update on Outcomes and Quality
2. Expert Market Research Report: Coronary Artery Bypass Graft Procedures Market 2020

Executive Leadership & Financials

HANCOCK JAFFE
LABORATORIES

Board of Directors



Dr. Francis Duhay | Director

- Former Chief Medical Officer - Edwards Lifesciences
- Expert in surgical and transcatheter heart valves
- General manager Acendra business unit



Dr. Sanjay Shrivastava | Director

- Business Development - Johnson and Johnson
- 18 years - VP Marketing and Strategy, R&D
- BTG, Medtronic, Abbott Vascular, Edwards Lifesciences



Matthew Jenusaitus | Director

- Chief of Staff and Chief of Innovation and Transformation – UC San Diego Health System
- Former President Boston Scientific - Peripheral Division
- Four successful vascular company exits



Bob Gray | Director*

- Former Chief Financial Officer - Highmark, Inc.
- Health insurer with over 20 million subscribers
- Rate setting and reimbursement negotiations

*Chairman, Audit Comm.

Collective Industry Experience

Management Team



Robert Berman | Chief Executive Officer, Director
- Former CEO - Anixa Biosciences (Nasdaq: ANIX)
- Former COO Acacia Research Corporation (Nasdaq:ACTG)
- B.S. Wharton Univ. of Pennsylvania, JD Northwestern Law



Dr. Marc Glickman | Senior VP and Chief Medical Officer
- Board Certified Vascular Surgeon
- Director of Vascular Services - Sentara Health Care
- Past President - Vascular Society of America



Dr. Hamed Alavi | VP Research and Development
- Edwards Lifesciences, Medtronic
- PhD Biomedical Engineering - U.C. Irvine
- M.S. Biomedical Engineering, B.S. Mechanical Engineering



Craig Glynn | Chief Financial Officer
- Over 30 years financial experience
- M.S. and B.S. Accounting - California State University Northridge
- Member - American Institute of CPAs

Collective Industry Experience

Medtronic

Edwards LIFESCIENCES

COVIDIEN

SENTARA®

Baxter

Financials & Capitalization Table

Financials as of December 31, 2020	
Cash	$9M

Capitalization as of January 25, 2021	
Common Shares Outstanding	2,589,352
Warrants (weighted average exercise price $23.28)	1,461,830
Options (weighted average exercise price $31.62)	211,888
RSUs	4,945
Fully Diluted Shares	**4,268,015**

Supplement

HANCOCK JAFFE LABORATORIES

Venous Medical Device Valuations

➢ **Blue-chip medical device companies have paid significant premiums for non-FDA approved venous device companies knowing the accretive value potential for shareholders upon approval and commercialization (i.e. Inari Medical).**

	CardiAQ Valve Technologies	TENDYNE	Sequent Medical	VENITI	INARI MEDICAL
Valuation	$400M	$250M	$380M	$212M	$4.0B
Status	Starting Feasibility Study	Starting Feasibility Study	CE Mark Partial Enrollment Pivotal Trial	CE Mark PMA Pending	Commercialization
Indication	Transcath. Mitral Valve	Transcath. Mitral Valve	Neurovascular Aneurysm Embolization	Venous Obstructive Disease	Deep vein thrombosis & pulmonary embolism
Buyer	Edwards	Abbott	TERUMO	Boston Scientific	N/A (NASDAQ:NARI)

HANCOCK JAFFE
LABORATORIES INC

Nasdaq: HJLI